Exhibit 99.1

At Magnetek                                        FRB/WeberShandwick
-----------                                        ------------------
Robert Murray                                      General Info: John McNamara
MagneTek, Inc.                                     Analyst Info: Peter Seltzberg
310/689-1610                                       212/445-8000
bmurray@magnetek.com


               Magnetek Expects to Complete Refinancing by July 31

      Company to announce audited fiscal 2003 year-end results on August 21

     LOS ANGELES, CA, July 1, 2003 -- Magnetek, Inc. (NYSE: MAG) announced today that it has received an extension of waivers on certain covenants in its existing credit agreement with its domestic bank group. The extension, through July 31, 2003, allows time to complete negotiations establishing a new credit agreement.
     The Company is in final discussions regarding replacement of its existing $16-million credit facility and expects to complete the new asset-based agreement within 30 days. Magnetek management believes that the Company's current cash balances and borrowings available to it under its existing facility, together with borrowing capacity under separate European bank lines, afford liquidity sufficient to fund its operations and meet its near-term commitments.
     Separately, Magnetek management said that it plans to announce audited results of its 2003 fiscal year before the New York Stock Exchange opens for trading on Thursday, August 21, 2003, with a conference call carried on the Internet to follow at 11:00 a.m. Eastern time.
     Magnetek, Inc. manufactures digital power supplies and systems used in industrial control systems, communications, information technology, consumer products, distributed power generation and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,470 people and reported total revenue of $188 million in fiscal 2002, ended on June 30, 2002.

                                     - 30 -

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those contemplated by or underlying these forward-looking statements. These risks and uncertainties include negotiations with lenders, results of legal proceedings, unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market conditions may manifest themselves and the actual effect such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.